Exhibit (a)(5)(i)

INDEPENDENCE HOLDING COMPANY	CONTACT: Loan Nisser
96 CUMMINGS POINT ROAD	(646) 509-2107
STAMFORD, CONNECTICUT 06902	www.IHCGroup.com
NYSE: IHC

NEWS RELEASE

INDEPENDENCE HOLDING COMPANY ANNOUNCES

COMMENCEMENT OF TENDER OFFER

TO REPURCHASE UP TO 2,000,000 SHARES OF ITS COMMON STOCK

Stamford, Connecticut, May 26, 2017. Independence Holding Company (NYSE:IHC) announced today that it has commenced a tender offer to purchase up to 2,000,000 shares of its common stock at a price per share of $20.00, net to the seller in cash, without interest, less any applicable withholding taxes (the “Purchase Price”). The maximum number of shares proposed to be purchased in the tender offer represents approximately 12.21% of the 16,377,756 shares of IHC common stock outstanding as of April 30, 2017 and involves a gross aggregate purchase price of $40 million, assuming the maximum number of shares are tendered.  On May 22, 2017, the last trading day before IHC announced its intent to commence a tender offer, the reported closing price of IHC common stock on the NYSE was $17.35 per share. On May 25, 2017, the closing price of IHC common stock on the New York Stock Exchange was $19.85 per share.

The tender offer will expire at 5:00 p.m., Eastern time, on Monday, June 26, 2017, unless extended by IHC. Tenders of shares must be made on or prior to the expiration of the tender offer and may be withdrawn at any time on or prior to the expiration of the tender offer. The tender offer is subject to a number of terms and conditions described in the Offer to Purchase that is being distributed to stockholders.

On the terms and subject to the conditions of the tender offer, IHC’s stockholders will have the opportunity to tender some or all of their shares at a price of $20.00 per share. If stockholders properly tender a total of more than 2,000,000 shares, IHC will purchase shares tendered by those stockholders owning fewer than 100 shares, without proration, and all other shares tendered will be purchased on a pro rata basis, as described in the Offer to Purchase. Stockholders whose shares are purchased in the tender offer will be paid the Purchase Price promptly after the expiration of the tender offer period.

The Information Agent for the tender offer is D.F. King & Co., Inc. The Depositary is Broadridge Corporate Issuer Solutions, Inc. The Offer to Purchase, Letter of Transmittal and related documents are being mailed to stockholders of record and also will be made available for distribution to beneficial owners of IHC common stock. For questions and information, please call the Information Agent at: for banks and brokers: (212) 269-5550; for all others: (800) 967-7574; or email to ihc@dfking.com.

None of IHC, its Board of Directors or the Information Agent or the Depositary for the tender offer has made or will make any recommendations to stockholders as to whether to tender or refrain from tendering their shares in the tender offer. Stockholders must make their own decision as to how many shares they will tender, if any.  In so doing, stockholders should read and evaluate carefully the information in the Offer to Purchase, Letter of Transmittal and related documents.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF INDEPENDENCE HOLDING COMPANY COMMON STOCK. THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT IHC WILL SHORTLY BE DISTRIBUTING TO ITS STOCKHOLDERS AND FILING WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). STOCKHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. STOCKHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON SCHEDULE TO, OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER DOCUMENTS THAT IHC WILL SHORTLY BE FILING WITH THE SEC AT THE SEC’S WEBSITE AT WWW.SEC.GOV OR BY CALLING D.F. KING & CO., INC., THE INFORMATION AGENT FOR THE TENDER OFFER, AT THE NUMBERS ABOVE. STOCKHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

About The IHC Group

Independence Holding Company (NYSE:IHC) is a holding company that is principally engaged in underwriting, administering and/or distributing group and individual specialty benefit products, including disability, supplemental health, pet, and group life insurance through its subsidiaries since 1980. The IHC Group owns three insurance companies (Standard Security Life Insurance Company of New York, Madison National Life Insurance Company, Inc. and Independence American Insurance Company), and IHC Specialty Benefits, Inc., a technology-driven insurance sales and marketing company that creates value for insurance producers, carriers and consumers (both individuals and small businesses) through a suite of proprietary tools and products (including ACA plans and small group medical stop-loss). All products are placed with highly rated carriers.

Forward-looking Statements

Certain statements and information contained in this release may be considered “forward-looking statements,” such as statements relating to management's views with respect to future events and financial performance. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements.  Potential risks and uncertainties include, but are not limited to, economic conditions in the markets in which IHC operates, new federal or state governmental regulation, IHC’s ability to effectively operate, integrate and leverage any past or future strategic acquisition, and other factors which can be found in IHC’s other news releases and filings with the SEC. IHC expressly disclaims any duty to update its forward-looking statements unless required by applicable law.